Exhibit 99.2

2U, Inc. and Simmons University Partner to Deliver New Doctorate of Social Work

BOSTON, MA and LANHAM, MD, March 24, 2020 /PRNewswire/ -- 2U, Inc. (Nasdaq: TWOU), a global leader in education technology, today announced an expansion of its partnership with Simmons University to deliver an online Doctorate of Social Work (DSW) through the Simmons School of Social Work. The new DSW@Simmons degree, which will be offered online only, will open advanced study opportunities to social work professionals globally.

“As we focus first and foremost on the health and safety of our current students and faculty in the face of a growing pandemic, we are reminded of the importance of our mission to graduate more highly skilled healthcare professionals into the workforce," said Helen Drinan, President of Simmons University. "An online Doctorate of Social Work will empower social workers wherever they are to advance their studies while continuing to do important work in their communities.”

The new doctorate program is an extension of Simmons’ clinically-focused Master of Social Work (MSW), or SocialWork@Simmons, that was launched online in partnership with 2U in 2014, matching the quality and rigor of the respected on-campus MSW program. The Simmons School of Social Work was the nation's first school of social work to offer training and education to clinical social workers. Its faculty are leading experts in the field of social work who are actively engaged in their communities as clinicians, consultants, educators, researchers, and leaders.

"Simmons University has demonstrated what’s possible when you combine a commitment to excellence in academics and clinical experience with an innovative online learning model,” said Andrew Hermalyn, President of Global Partnerships at 2U. "We believe the brand new, online-only DSW@Simmons will help fulfill a growing demand for advanced education in social work.”

The Simmons Doctorate of Social Work requires an MSW to enroll and will launch in January 2021. In addition to the Master of Social Work, 2U has helped Simmons University scale a variety of programs online including a Master of Public Health, Master of Science in Nursing, and Master of Science in Behavior Analysis.

About 2U, Inc. (Nasdaq: TWOU)

Eliminating the back row in higher education is not just a metaphor—it's our mission. For more than a decade, 2U, Inc., a global leader in education technology, has been a trusted partner and brand steward of great universities. We build, deliver, and support more than 400 digital and in-person educational offerings, including graduate degrees, professional certificates, Trilogy-powered boot camps, and GetSmarter short courses. Together with our partners, 2U has positively transformed the lives of more than 200,000 students and lifelong learners. To learn more, visit 2U.com. #NoBackRow

About Simmons University

Founded in 1899, Simmons University (www.simmons.edu) is a nationally recognized private university with a cherished history of visionary thinking and social responsibility, and a strong mission that has remained constant for over a century: to provide transformative learning that links passion with lifelong purpose. Simmons offers undergraduate programs for women in the arts, sciences, and several professional fields; and graduate programs online and campus-based open to all at the master's and doctoral levels. Follow Simmons on Twitter at @SimmonsUniv and @SimmonsNews, and on LinkedIn at https://www.linkedin.com/school/simmons-university/.

Contact:

Charlotte Ward

media@2u.com